                                                                 EXHIBIT 10.25

                              EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of October 9, 2000, is entered into by and between Metromedia Fiber Network, Inc. ("MFN") and SiteSmith, Inc., a Delaware corporation ("Company"), on the one hand, and Mark
F. Spagnolo ("Executive"), on the other hand.

    WHEREAS, MFN and Company desire that Executive be employed by Company as its Chief Executive Officer, and Executive desires to be so employed by Company, on the terms and conditions herein provided.

    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

    1.  Employment.

        (a) Title; Reporting. During the Term (as hereinafter defined), Company shall employ Executive, and Executive shall render services to Company as Chief Executive Officer of Company and shall report to the Board of Directors of the Company and to the President and Chief Operating Officer of MFN. Executive will also be a member of the Board of Directors of Company.

        (b) Duties. Executive shall have such duties as are consistent with the position of Chief Executive Officer.

        (c) No Other Employment. Executive shall devote his full and exclusive business time and best efforts to the performance of his duties under this Employment Agreement and shall perform them faithfully, diligently and competently. However, the parties understand and agree that Executive currently serves on the Board of Directors of Cobalt Networks and Ztango and that he may continue to do so.

        (d) No Conflict. Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will conflict with or violate any agreement to which he is a party or by which he is bound.

        (e) Commencement Date. This Agreement amends and supercedes the earlier Employment Agreement between Executive and Company, PROVIDED, HOWEVER, that this Agreement shall become effective as of the effective date of the merger between Aqueduct Acquisition Corp., a wholly-owned subsidiary of MFN ("Merger Sub"), and the Company (the "Commencement Date"). The earlier Employment Agreement will continue in effect until the effective date of the merger.

        (f) Place of Employment. Executive's office will be in Dallas, Texas; PROVIDED, HOWEVER, that Executive shall travel for business purposes or perform services at the Company's other locations as required from time to time.

    2. Term of Employment. Executive agrees to work for, and remain employed by, the Company for a period of three years, that is, until September 30, 2003. Until this date, Executive may only resign his employment for Good Cause, as defined herein. The Company may terminate Executive's employment at any time for any reason, with or without cause. If Executive's employment continues after three years, then Executive's employment with the Company shall at all times thereafter be "at will," which means that either the Executive or the Company may terminate the Executive's employment at any time for any or no reason, with or Without Cause (as defined below) by giving notice in writing. Executive's employment shall terminate automatically in the event of his death. The term of Executive's employment under this Agreement shall commence on the date hereof and continue until terminated as provided for herewith ("Term").

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    3.  Compensation.

        (a) Base Salary. Company shall pay to Executive throughout the Term an annual salary (the "Base Salary") of not less than $350,000 per year, payable in accordance with the Company's customary policies. The Base Salary will be reviewed at least annually by the Company's Board of Directors and, if appropriate, it will be increased.

        (b) Initial Bonus. Provided that Executive is employed by the Company on June 30, 2001, the Company will pay him a bonus of $350,000 (the "Initial Bonus"), subject to applicable tax withholding, on or before July 31, 2001.

        (c) Subsequent Bonuses. For each one year period after July 1, 2001, Executive shall be eligible to earn an annual discretionary incentive bonus equal to at least 100% of his Base Salary ("Target Bonus"). The Target Bonus shall be earned based on achievement of objectives to be identified by the Board of Directors. The Board will set objectives, after consultation with Executive, within sixty days of the start of each twelve-month period. Target Bonuses payable under this Subsection 3(c) shall be payable in accordance with the Company's normal practices and policies no later than 30 days after the end of each annual period.

    4.  Equity.

        (a) Option Grant. MFN will grant Executive an option to purchase 500,000 shares of MFN class A common stock, par value $.01 per share (the "Option Shares"), subject to the terms of the Metromedia Fiber Network, Inc. 2000 Stock Option Plan and execution of the standard form of stock option agreement thereunder (except as necessarily modified to conform to the provisions of this Agreement). This Option grant shall be granted concurrently with or as soon as reasonably practicable after the Commencement Date. The per share exercise price of the Option Shares shall be equal to the per share fair market value of the class A common stock on the date of grant. The Option Shares shall become exercisable as to 25% of the Option Shares upon the one year anniversary of the Commencement Date and as to the remaining Option Shares shall vest ratably over each of the next three annual anniversaries thereof, such that all of the Option Shares shall be vested as of the fourth anniversary of the Commencement Date.

        (b) Company Stock Option Grants. On July 11, 2000, Executive was granted an Incentive Stock Option to purchase 285,710 shares of Company Common Stock at $1.75 a share (the "Incentive Stock Option") and a nonstatutory stock option to purchase 2,714,290 shares of Company Common Stock at $1.75 a share (the "Nonstatutory Stock Option"). A total of 692,858 shares subject to the Nonstatutory Stock Option were vested as of the date of grant. Executive early exercised the Nonstatutory Stock Option on July 11, 2000 as to the 692,858 vested shares and as to an additional 716,667 unvested shares. As part of this Employment Agreement, Executive will execute the Waiver of Accelerated Vesting contained in Exhibit A, attached hereto.

        (c) Registration of Shares. The Company will take all reasonable steps at its cost to register the Executive's Option Shares, as well as all shares granted to Executive under the Incentive Stock Option, and the Nonstatutory Stock Option, so that the Executive can sell any vested shares if he so chooses following the expiration of any applicable lock-up period. Other than as set forth in this Subsection 4(c), the Company shall be under no obligation to register any of the shares and the Company shall not be obligated to register the shares hereunder if so doing would cause the Company to violate any applicable laws.

    5.  Benefits.

        (a) General Fringe Benefits. Executive shall be entitled to participate in the life, hospitalization, health, accident and disability insurance plans, health programs, pension plans and

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    other benefit and compensation plans generally available to senior executives of Company from time to time.

        (b) Reimbursements. Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in the performance of Executive's duties to Company upon presentation by Executive of expense statements or vouchers.

    6. "Change-in-Control." In the event of a "change-in-control" at any time after the Commencement Date, then the Option Shares, as well as all shares subject to the Incentive Stock Option and the Nonstatutory Stock Option, immediately shall become fully vested and exercisable and, where applicable, the Company's repurchase rights will lapse as to such shares as of the date of the "change-in-control." For all purposes under this Agreement, "change-in-control" shall mean a sale of all or substantially all of MFN's or the Company's assets, or any merger or consolidation of MFN or the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of MFN or the Company outstanding immediately prior to such transaction continue to hold directly or indirectly (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of MFN or the Company, or such surviving entity, outstanding immediately after such transaction.

    7.  Termination or Resignation of Employment.

        (a) Death. Executive's employment shall terminate upon his death, and in such event, the estate or other legal representative of Executive shall be entitled to receive (i) a pro rata portion of the Target Bonus for the year in which the death occurred; and (ii) any promissory note used to purchase the shares of Company Common Stock under the Nonstatutory Stock Option shall not become due and payable until one year after the date of death.

        (b) Termination.

           (i) Executive's employment may be terminated at the option of Company by notice to Executive (A) as a result of Executive's Disability (as hereinafter defined), or (B) for Cause (as hereinafter defined), or without Cause. Executive may resign his employment for Good Reason at any time prior to September 30, 2003 and for any reason at any time thereafter.

           (ii) If Company shall terminate Executive's employment hereunder due to Disability, Executive shall be entitled to continue to receive his Base Salary for a period of one year from the date of termination, as well as all compensation, bonus and benefits that are accrued and unpaid as of the date of disability.

           (iii) If Company shall terminate Executive's employment hereunder for Cause, Executive shall have no right to receive any compensation or benefit from Company hereunder on and after the effective date of such notice, except for compensation, benefits, and reimbursements that are accrued and unpaid as of the date of termination.

           (iv) If Company terminates Executive's employment hereunder Without Cause, or Executive resigns his employment for Good Reason, at any time other than on or within one year after a "change-in-control," Executive shall be paid the following for a period equal to the greater of (A) the period from the date of termination of employment through September 30, 2003, or (B) one year after the date of termination of employment (hereafter referred to as the "Severance Period"): (1) his then-current annual Base Salary (subject to applicable tax withholding), payable in accordance with the Company's normal payroll practices through the Severance Period; (2) his Target Bonus at the rate in effect for the period in which the termination occurs (as though all milestones or objectives applicable to such bonus have been achieved), less all applicable tax withholding, for the Severance Period

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       (Executive will be entitled to a pro rata portion of the Target Bonus for any portion of the Severance Period, as well as the full Target Bonus for each full annual bonus period falling within the Severance Period);
       (3) reimbursement for his expenses incurred in continuing his medical coverage for himself and his dependents under the Consolidated Omnibus Budget Reconciliation act of 1985, as amended ("COBRA") for the Severance Period, provided Executive makes a timely election for such continued coverage; and (4) Executive's Option shares shall be deemed to have vested and become exercisable as if Executive had continued employment with the Company through the Severance Period. In addition, the Executive's shares of Company Common Stock granted pursuant to the Incentive Stock Option and the Nonstatutory Stock Option shall immediately and fully vest, and the Company's right to repurchase as to such shares if applicable shall lapse as to all such shares.

           (v) If Company, or a successor to the Company's business as a result of a "change-in-control" (as defined in Section 6 above), terminates Executive's employment hereunder Without Cause or Executive resigns for Good Reason on or within twelve months after a "change-in-control," Executive shall be entitled to receive: (A) his then-current annual Base Salary (subject to applicable tax withholding), payable in accordance with the Company's normal payroll practices through the Severance Period;
       (B) a lump sum payment of his Target Bonus for the Severance Period (as though all milestones or objectives applicable to such bonus have been achieved), less all applicable tax withholding (the amount of the Target Bonus will be calculated as in subsection (iv) above); (C) reimbursement for his expenses incurred in continuing his medical coverage for himself and his dependents under the Consolidated Omnibus Budget Reconciliation act of 1985, as amended ("COBRA") for Severance Period, provided Executive makes a timely election for such continued coverage; and
       (D) Executive's Option shares and all shares granted pursuant to the Incentive Stock Option and the Nonstatutory Stock Option shall immediately and fully vest, and the Company's right to repurchase as to such shares if applicable shall lapse.

           (vi) As used in this Employment Agreement, the term "Disability" shall mean a physical or mental disability or incapacity, whether total or partial, of Executive that, in the good faith determination of Company's Directors or based upon reasonably competent medical advice, has prevented him from performing substantially all of his duties under this Employment Agreement during a period of four consecutive months or for 120 days during any twelve-month period.

           (vii) As used in this Employment Agreement, a termination for "Cause" shall mean a good faith determination by the Company's Board of Directors that Executive's employment be terminated for any of the following reasons: (A) Executive's willful failure to perform his duties to the Company, to follow Company policy as set forth from time to time, or to follow the legal directives of the Board of Directors, in each case in a manner that results in material damage to the Company; (B) conviction, including by guilty plea or plea of no contest, of Executive of a felony or of another crime involving fraud, moral turpitude or material loss to the Company; (C) willful material breach by Executive of his affirmative or negative covenants or undertakings hereunder, which such breach is not remedied within five (5) business days after written notice to Executive thereof (which notice shall be signed by the MFN President or other designated officer of Company or MFN and refer to a specific breach of this Employment Agreement); or (D) the Executive's willful use or unauthorized disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company; (E) Executive's willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the Company. A termination of Executive's employment in any other circumstances or for any other reasons will be a termination "Without Cause."

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           (viii) Resignation by Executive for "Good Reason." A resignation of
       Executive's employment by written notice within six months of any of the following events shall be a Resignation for Good Reason:

               (A) a material reduction in the nature or scope of Executive's title, authority, powers, stature, duties, or responsibilities hereunder;

               (B) a reduction in Executive's Base Salary and/or Target Bonus;

               (C) a material reduction in Executive's benefits;

               (D) a change in the method or formula for determining the Target Bonus from that set forth in Subsection 3(c) hereof which results in a decrease in the potential amount of the Target Bonus payable to the Executive thereunder;

               (E) a material change in Executive's reporting relationship;

               (F) a requirement that Executive relocate his principal place of employment by more than thirty-five (35) miles from Dallas, Texas, provided such relocation is effected by the Company without his written consent; or

               (G) Company's materially breaching its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Employment Agreement).

    A resignation of employment by Executive for any other reason shall be a resignation without "Good Reason."

    8. Limitation on Change of Control Benefits. In the event that the acceleration of vesting benefits provided pursuant to this Agreement in connection with, or as a result of, a Change of Control of the Company
(a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive's receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company's independent public accountants (or if the Company does not have independent public accountants as such, any other accounting firm engaged by the Company to prepare its financial statements) (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this
Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may relay on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.

    9. Prohibited Activities.

        (a) Non-Compete Period. For the purposes of this Employment Agreement, the term "Non-Compete Period" shall mean the Term, and if Executive's employment is terminated by

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    Company for "Cause" or Executive resigns his employment without "Good
    Reason," an additional period of one (1) year from and after the date of termination.

        (b) Non-competition. During the Non-Compete Period, Executive shall not directly or indirectly compete with, be engaged in the business of, be employed by, act as a consultant to, or be a director, officer, employee, owner or partner of, any person or entity which is engaged in the primary business of MFN or the Company at such time and in the territories served by MFN or the Company in such business during the Non-Compete Period. However, nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than two percent (2%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq.

        (c) Consideration for Non-Competition Agreement. Executive specifically acknowledges and agrees that the covenant contained in Subsection 9(b) hereof is an essential element of the Merger Agreement dated as of the date hereof (the "Merger Agreement"), by and among MFN, Merger Sub and Company and this Agreement and that, but for the agreement of Executive to comply with such covenant, MFN would not have entered into the Merger Agreement and Company would not have entered into this Agreement.

        (d) Solicitation of Employees. During the Non-Compete Period, Executive shall not directly or indirectly employ, or solicit to leave Company's employ, or solicit to join the employ of another person or entity (including any such person or entity owned or controlled, directly or indirectly, by Executive) any employee of Company or any person who has been such an employee during the twelve months preceding Executive's date of termination.

        (e) Confidential Information. During and at all times subsequent to the Term, Executive shall keep secret and shall not exploit or disclose or make accessible to any person or entity, except in furtherance of the business of Company, and except as may be required by law or legal process, any confidential business information of any type that was acquired or developed by either Company or any of its subsidiaries or affiliates, or Executive, prior to or during the Term. In addition, the term "confidential business information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive; or (ii) was available to Executive prior to any employment by Company as a result of his general business experience.

        (f) Divisibility. The provisions contained in this Section 9 as to the time period and scope of activities restricted shall be deemed divisible, so that if any provision contained in this Section 9 is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

        (g) Relief. Executive acknowledges that the provisions of this
    Section 9 are reasonable and necessary for the protection of Company and that Company will be irreparably damaged if such covenants are not specifically enforced. Accordingly, it is agreed that Company will be entitled to injunctive relief for the purpose of restraining Executive from violating such covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which Company may be entitled.

    10. Indemnification. Executive has entered into an Indemnification Agreement with Company, which will continue in full force and effect. Further, MFN agrees to indemnify Executive to the same extent to which Company is obligated to indemnify Executive under the Indemnification Agreement.

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    11. Miscellaneous.

        (a) Survival. The covenants and agreements set forth in this Employment Agreement shall survive Executive's termination of employment, irrespective of any investigation made by or on behalf of any party.

        (b) Headings. The section headings of this Employment Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Employment Agreement.

        (c) Assignment. This Employment Agreement shall not be assignable by Executive without the prior written consent of Company, and shall inure to the benefit of and be binding upon Executive and his legal representatives.

        (d) Territory. Executive shall not be required to relocate or render services hereunder in any geographic area beyond a radius of thirty
    (30) miles from Dallas, Texas; PROVIDED, HOWEVER, that Executive shall travel for business purposes or perform services at the Company's other locations as required from time to time.

        (e) Governing Law. This Employment Agreement shall be governed by and construed in accordance with the law of the State of Texas applicable to agreements made and to be performed in that State, without reference to its principles of conflicts of law.

        (f) Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Employment Agreement, shall be in writing, signed by the party or the attorney for that party. All Notices shall, except as otherwise specifically provided herein to the contrary, be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. and 6:00 p.m. E.S.T., but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this section:

    If to Company at:      c/o Metromedia Fiber Network, Inc.
                           360 Hamilton Avenue
                           White Plains, NY 10601
                           Attn: Chief Operating Officer
                           Telephone: (212) 421-6700
                           Facsimile: (212) 421-1777

    With a copy to:        c/o Metromedia Fiber Network, Inc.
                           One Meadowlands Plaza
                           East Rutherford, NJ 07073
                           Attn: General Counsel
                           Telephone: (201) 531-8000
                           Facsimile: (212) 531-2803

    If to Executive at:    his most recent home address in the Company's records

        (g) Enforceability. If any provision of this Employment Agreement is invalid or unenforceable, the balance of this Employment Agreement shall remain in effect, and if any provision is

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    inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

        (h) Waiver. The failure of a party to this Employment Agreement to insist on any occasion upon strict adherence to any term of this Employment Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement. Any waiver or other modification must be in writing.

        (i) Complete Agreement. This Employment Agreement supersedes any prior or contemporaneous agreements between the parties with respect to its subject matter as provided herein, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated orally.

        (j) Attorney's Fees. The Company will pay Executive's reasonable attorneys' fees in connection with negotiating and drafting this Employment Agreement and the other documents referred to herein.

    IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

                                           SITESMITH, INC.

                                           By:  /s/ MARVIN TSEU
                                                ------------------------------
                                                Name: Marvin Tseu
                                                Title: Director

                                           METROMEDIA FIBER NETWORK, INC.

                                           By:  /s/ SILVIA KESSEL
                                                ------------------------------
                                                Name: Silvia Kessel
                                                Title: Executive Vice President

                                           EXECUTIVE:

                                           By:  /s/ MARK F. SPAGNOLO
                                                -------------------------------
                                                MARK F. SPAGNOLO

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